Exhibit 99.1

Vince Holding Corp. Reports Second Quarter 2020 Results

NEW YORK, New York – September 14, 2020 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported results for the second quarter of fiscal year 2020 ended August 1, 2020.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the second quarter ended August 1, 2020:

•	Net sales decreased 59.9% to $37.0 million as compared to $92.2 million in the same period last year.
•	Gross margin rate was 36.0% compared to 47.0% in the same period last year.
•

Loss from operations was $14.0 million compared to an operating loss of $18.4 million in the same period last year. Excluding non-cash asset impairment charges, income from operations in the second quarter of fiscal 2019 was $1.7 million.

•

Net earnings improved $4.5 million to a net loss of $15.1 million or $1.28 per share compared to a net loss of $19.5 million or $1.67 per share in the same period last year. Excluding non-cash asset impairment charges, net income in the second quarter of fiscal 2019 was $590,000 or $0.05 per diluted share.

David Stefko, Interim Chief Executive Officer and Chief Financial Officer, commented, “Looking back on our second quarter results, we began to rebuild momentum at Vince, following the initial impact of the pandemic, as consumer buying shifted to ecommerce and stores slowly re-opened.  eCommerce sales for the Vince Brand grew over 60%, driven by heightened promotions as we move through inventory as well as a positive response to our merchandise assortment as our casual luxury offerings across categories are well-suited for the stay-at-home lifestyle.  We have reprioritized our growth strategies to align with the near-term environment with a focus on e-Commerce initiatives, maintaining our strong connection with our customers and expanding our reach through our direct-to-consumer and wholesale presence.  For Rebecca Taylor, we are excited about the anticipation among our wholesale partners as we prepare to relaunch the brand and return to our elevated casual and feminine flirty roots.”

Mr. Stefko continued, “In terms of liquidity, we continued to execute cash savings strategies across expense, capital expenditure, and working capital areas to align with the recovery of the business.   Overall, we remain optimistic about our long-term potential as we leverage our iconic brands to drive global sales growth and enhanced profitability.”

For the second quarter ended August 1, 2020:

•	Total Company net sales decreased 59.9% to $37.0 million compared to $92.2 million in the second quarter of fiscal 2019.

•

Gross profit was $13.3 million, or 36.0% of net sales, compared to gross profit of $43.4 million, or 47.0% of net sales, in the second quarter of fiscal 2019. The decrease in the gross margin rate was primarily due to increased promotional activity, year-over-year adjustments to inventory reserves, channel mix, and deleveraging of supply chain costs partially offset by lower sales allowances.

•

Selling, general, and administrative expenses, excluding the non-cash impact of goodwill and intangible asset impairment charges, long-lived asset or other finite-lived intangible asset impairment charges, were $27.3 million, or 73.9% of sales, compared to $41.6 million, or 45.1% of sales, in the second quarter of fiscal 2019. The decrease in SG&A dollars was primarily the result of lower payroll and compensation expense, reduced marketing spend, decreased depreciation and amortization expense due to previous impairments as well as the streamlining of other operating costs.

•

Loss from operations was $14.0 million compared to loss from operations of $18.4 million in the same period last year. Excluding non-cash asset impairment charges, income from operations in the second quarter of fiscal 2019 was $1.7 million.

•

Net loss was $15.1 million or $1.28 per share compared to a net loss of $19.5 million or $1.67 per share in the same period last year. Excluding non-cash asset impairment charges, net income in the second quarter of fiscal 2019 was $590,000 or $0.05 per diluted share.

•	The Company ended the quarter with 68 company-operated Vince and Rebecca Taylor stores, a net increase of 2 stores since the second quarter of fiscal 2019.

Vince

•	Net sales decreased 54.9% to $32.2 million as compared to the second quarter of fiscal 2019.
•	Wholesale segment sales decreased 60.5% to $17.2 million compared to the second quarter of fiscal 2019.
•	Direct-to-consumer segment sales decreased 46.2% to $15.1 million compared to the second quarter of fiscal 2019.
•	Loss from operations excluding unallocated corporate expenses was $1.1 million compared to income from operations of $15.4 million in the same period last year.

Rebecca Taylor and Parker

•	Net sales decreased 76.9% to $4.8 million as compared to the second quarter of fiscal 2019.
•	Loss from operations was $3.1 million compared to a loss of $20.4 million in the same period last year. Fiscal 2019 loss from operations includes non-cash asset impairment charges of $20.1 million.

Net Sales and Operating Results by Segment:

	Three Months Ended
	August 1,	August 3,
(in thousands)	2020	2019**
Net Sales:
Vince Wholesale	$17,159	$43,393
Vince Direct-to-consumer	15,051	27,958
Rebecca Taylor and Parker	4,812	20,872
Total net sales	$37,022	$92,223

(Loss) income from operations:
Vince Wholesale	$4,404	$15,327
Vince Direct-to-consumer	(5,525)	54
Rebecca Taylor and Parker	(3,059)	(20,372)
Subtotal	(4,180)	(4,991)
Unallocated corporate*	(9,828)	(13,417)
Total loss from operations	$(14,008)	$(18,408)

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

**Fiscal 2019 amounts reflect the retrospective combination of the entities.

Balance Sheet

At the end of the second quarter of fiscal 2020, total borrowings under the Company’s debt agreements totaled $76.0 million and the Company had $34.7 million of excess availability under the 2018 Revolving Credit Facility.

Net inventory at the end of the second quarter of fiscal 2020 was $92.1 million compared to $74.9 million at the end of the second quarter of fiscal 2019. As expected, due to order cancellations in the wholesale channel and temporary store closures, the Company experienced an increase in seasonal inventory levels in the second quarter.

Outlook

Due to the uncertainty related to the impact of the COVID-19 pandemic, the Company is not providing an outlook for fiscal 2020, as previously announced.

The COVID-19 pandemic remains volatile and continues to evolve on a daily basis, which could negatively affect the outcome of the measures intended to address its impact and/or our current expectations of the Company’s future business performance.

2020 Second Quarter Earnings Conference Call

A conference call to discuss the second quarter results will be held today, September 14, 2020, at 4:30 p.m. ET, hosted by Vince Holding Corp. Interim Chief Executive Officer and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 1968835. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to six months ended August 1, 2020, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of non-cash asset impairment charges and the TRA adjustment. In addition, with respect to financial results relating to the second quarter and six months ended August 3, 2019, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect on operating results of non-cash asset impairment charges. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 48 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary lifestyle brand inspired by beauty in the everyday. The Rebecca Taylor collection is available at six retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through high-end department and specialty stores in select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. The Parker collection is available at high-end department and specialty stores in select international markets. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; changes in global economics and credit and financial markets; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to integrate the Acquired Businesses with the Company, including our ability to retain customers, suppliers and key employees; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019*	2020	2019*
Net sales	$37,022	$92,223	$76,040	$166,240
Cost of products sold	23,682	48,869	46,700	84,994
Gross profit	13,340	43,354	29,340	81,246
as a % of net sales	36.0%	47.0%	38.6%	48.9%
Impairment of goodwill and intangible assets	—	19,491	13,848	19,491
Impairment of long-lived assets	—	641	13,026	641
Selling, general and administrative expenses	27,348	41,630	65,892	85,753
as a % of net sales	73.9%	45.1%	86.7%	51.6%
Loss from operations	(14,008)	(18,408)	(63,426)	(24,639)
as a % of net sales	(37.8)%	(20.0)%	(83.4)%	(14.8)%
Interest expense, net	1,022	1,221	2,047	2,580
Other (Income) expense, net	4	9	(2,303)	119
Loss before income taxes	(15,034)	(19,638)	(63,170)	(27,338)
Provision (benefit) for income taxes	28	(96)	70	(49)
Net loss	$(15,062)	$(19,542)	$(63,240)	$(27,289)
Loss per share:
Basic loss per share	$(1.28)	$(1.67)	$(5.39)	$(2.34)
Diluted loss per share	$(1.28)	$(1.67)	$(5.39)	$(2.34)
Weighted average shares outstanding:
Basic	11,784,007	11,672,914	11,739,061	11,651,375
Diluted	11,784,007	11,672,914	11,739,061	11,651,375

* August 3, 2019 amounts reflect the retrospective combination of the entities.

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	August 1,	February 1,	August 3,
	2020	2020	2019*
ASSETS
Current assets:
Cash and cash equivalents	$782	$466	$1,159
Trade receivables, net	18,589	40,660	36,830
Inventories, net	92,122	66,393	74,891
Prepaid expenses and other current assets	3,483	6,725	9,652
Total current assets	114,976	114,244	122,532
Property and equipment, net	18,823	25,274	26,399
Operating lease right-of-use assets	89,004	94,632	98,855
Intangible assets, net	76,819	81,533	81,860
Goodwill	31,973	41,435	41,435
Deferred income taxes and other assets	5,112	5,184	4,074
Total assets	$336,707	$362,302	$375,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,450	$43,075	$41,049
Accrued salaries and employee benefits	9,021	9,620	5,122
Other accrued expenses	11,265	14,194	12,088
Short-term lease liabilities	19,186	20,638	19,818
Short-term borrowings	—	—	20,099
Current portion of long-term debt	2,063	2,750	2,750
Total current liabilities	99,985	90,277	100,926
Long-term debt	72,898	48,680	48,107
Long-term lease liabilities	95,042	90,211	95,638
Other liabilities	416	2,354	58,520
Stockholders' equity	68,366	130,780	71,964
Total liabilities and stockholders' equity	$336,707	$362,302	$375,155

* August 3, 2019 amounts reflect the retrospective combination of the entities.

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands)

	For the three months ended August 1, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non- GAAP)
Loss from operations	$(14,008)	$—	$—	$—	$(14,008)
Interest expense, net	1,022	—	—	—	$1,022
Other (income) expense, net	4	—	—	—	$4
Loss before income taxes	(15,034)	—	—	—	$(15,034)
Provision for income taxes	28	—	—	—	$28
Net loss	$(15,062)	$—	$—	$—	$(15,062)
Loss per share	$(1.28)	$—	$—	$—	$(1.28)	(1)

	For the three months ended August 3, 2019*
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non- GAAP)
(Loss) income from operations	$(18,408)	$(641)	$(19,491)	$—	$1,724
Interest expense, net	1,221	—	—	—	$1,221
Other (income) expense, net	9	—	—	—	$9
(Loss) income before income taxes	(19,638)	(641)	(19,491)	—	$494
Benefit for income taxes	(96)	—	—	—	$(96)
Net (Loss) income	$(19,542)	$(641)	$(19,491)	$—	$590
(Loss) earnings per share	$(1.67)	$(0.05)	$(1.67)	$—	$0.05	(2)

(1) Based on weighted-average shares outstanding of 11,784.007 for the three months ended August1, 2020, which excludes the effect of dilutive equity securities.

(2) Based on weighted-average shares outstanding of 11,860,063 for the three months ended August 3, 2019.

* August 3, 2019 amounts reflect the retrospective combination of the entities.

	For the six months ended August 1, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non- GAAP)
Loss from operations	$(63,426)	$(13,026)	$(13,848)	$—	$(36,552)
Interest expense, net	2,047	—	—	—	$2,047
Other (income) expense, net	(2,303)	—	—	(2,320)	$17
(Loss) income before income taxes	(63,170)	(13,026)	(13,848)	2,320	$(38,616)
Provision for income taxes	70	—	—	—	$70
Net (loss) income	$(63,240)	$(13,026)	$(13,848)	$2,320	$(38,686)
(Loss) earnings per share	$(5.39)	$(1.11)	$(1.18)	$0.20	$(3.30)	(3)

	For the six months ended August 3, 2019*
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non- GAAP)
Loss from operations	$(24,639)	$(641)	$(19,491)	$—	$(4,507)
Interest expense, net	$2,580	—	—	—	$2,580
Other (income) expense, net	$119	—	—	—	$119
Loss before income taxes	(27,338)	(641)	(19,491)	—	$(7,206)
Benefit for income taxes	$(49)	—	—	—	$(49)
Net loss	$(27,289)	$(641)	$(19,491)	$—	$(7,157)
Loss per share	$(2.34)	$(0.06)	$(1.67)	$—	$(0.61)	(4)

(3) Based on weighted-average shares outstanding of 11,739.061 for the six months ended August 1, 2020, which excludes the effect of dilutive equity securities.

(4) Based on weighted-average shares outstanding of 11,651.375 for the six months ended August 3, 2019, which excludes the effect of dilutive equity securities.

* August 3, 2019 amounts reflect the retrospective combination of the entities.